Exhibit 7

The Republic of Indonesia Ministry of Finance Dr. Wahidin Raya Street No.1 Jakarta 10710 Indonesia	Allen Overy Shearman Sterling (Asia) Pte Ltd. 50 Collyer Quay #09-01 OUE Bayfront Singapore 049321 Tel +65 6671 6000 Fax +65 6671 6499

March 4, 2026

The Republic of Indonesia

CNY4,500,000,000 2.45% Bonds Due 2029

CNY3,500,000,000 2.65% Bonds Due 2031

CNY1,250,000,000 3.05% Bonds Due 2036

Ladies and Gentlemen:

We have acted as counsel to the Republic of Indonesia (the “Republic”), in connection with the purchase of CNY4,500,000,000 aggregate principal amount of the Republic’s 2.45% Bonds due 2029, CNY3,500,000,000 aggregate principal amount of the Republic’s 2.65% Bonds due 2031 and CNY1,250,000,000 aggregate principal amount of the Republic’s 3.05% Bonds due 2036 (such aggregate principal amounts of bonds, collectively, the “Bonds”) pursuant to the terms agreement dated as of February 25, 2026 between the Republic and the underwriters named therein and the underwriting agreement standard terms filed as an exhibit to the Republic’s registration statement (collectively, the “Underwriting Agreement”). The Bonds will be issued pursuant to an Indenture, dated as of December 11, 2017, among the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”), and other parties named therein (the “Indenture”). The Bonds will have the terms contained in the Indenture, as modified or superseded with respect to the Securities by the terms set forth in that certain authorization dated as of March 4, 2026 among the Republic, Bank Indonesia, The Bank of New York Mellon, and The Bank of New York Mellon, Hong Kong Branch (the “Authorization”).

The offering of the Bonds has been made by way of a base prospectus dated August 27, 2024, including the documents incorporated therein by reference (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated February 24, 2026. The Base Prospectus, as supplemented by the prospectus supplement dated February 25, 2026, is referred to herein as the “Final Prospectus.”

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.

(b)	The Indenture.

(c)	The Authorization.

Allen Overy Shearman Sterling (Asia) Pte Ltd is a subsidiary of Allen Overy Shearman Sterling LLP and is registered in Singapore with Registration Number 200804581W

Allen Overy Shearman Sterling LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used in relation to Allen Overy Shearman Sterling LLP to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD and at the above address.

Allen Overy Shearman Sterling LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Austin, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Chicago, Dallas, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Houston, Istanbul, Jakarta (associated office), London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Riyadh, Rome, San Francisco, São Paulo, Seoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C.

(d)	The Bonds in global form as executed by the Republic.

The documents described in the foregoing clauses (a) through (d) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed such other records of the Republic, certificates of public officials and officers of the Republic, and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Republic.

(e)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Republic, enforceable against each such party in accordance with its terms.

(f)	That:

(i)

Under the laws of the Republic of Indonesia, the Republic has power and authority to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(ii)

The execution, delivery and performance by the Republic of the Opinion Documents to which it is a party have been duly authorized by all necessary governmental action and do not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.

(g)

That the execution, delivery and performance by the Republic of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)

That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Republic of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Republic, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Republic, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Bonds have been duly executed by the Republic to the extent such execution is a matter of New York law and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Bonds will be the legal, valid and binding obligations of the Republic, enforceable against the Republic in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the following qualifications:

1.

Our opinion above is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

2.

Our opinion above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

3.	Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

4.

The enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Underwriting Agreement, the Indenture and the Bonds, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

5.	We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 7 to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2024 and to the use of our name under the heading “Legal Matters” in the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Commission promulgated thereunder.

Very truly yours,

FFLD/JUOS/SECC

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